EXHIBIT 99.1



Thomasson Partner Associates to Coordinate Sun River Energy's Colfax County, NM Exploration.

WHEAT RIDGE, CO--(MARKET WIRE)--March 13, 2009 - Sun River Energy Inc. (OTCBB:SNRV News) (www.sunriverenergy.com) is pleased to announce that it has entered into an agreement with Thomasson Partner Associates, Inc. (Thomasson) to coordinate all evaluation and exploration activities leading to drill site selection on Sun River's 112,000 acres in Colfax County, New Mexico.

Thomasson has provided Sun River Energy a project time line that spans over 9 months that includes:

         1)Initial data gathering from existing resources
         2) Assessment of area potentials, secondary data gathering, and ranking of prospects 3) Targeting of 2D geophysical to highest rated prospects
         4) Further evaluation and if warranted, 3D seismic 5) Drill site definition

The area has potential for multiple pay zones as well as natural gas in structural accumulations, and may have potential in lower Pennsylvanian black shales in an elevator basin setting, similar to the ongoing play in Guadalupe and San Miguel Counties, NM.

About Thomasson Partner Associates, Inc.

Throughout Thomasson Partner Associates' seventeen year history, TPA has established a reputation within the industry as the leader in discovering, evaluating and providing first quality, technically solid, oil and gas exploration and development opportunities. This has been accomplished through the selection of accomplished, experienced and proven gas and oil explorationists as part of integrated project teams. Ray Thomasson has been past President of American Associates of Petroleum Geologists. His firm has members and associates who have over 1,000 man years of combined oil and gas exploration experience. Thomasson has generated many projects over the years for major independents as well as major oil companies.

M.  Ray  Thomasson,   President  -  Thomasson  Partner  Associates,  Inc.  said:
"Thomasson Partner Associates, Inc. (TPA) is very pleased to have the opportunity to be working on this exciting project for Sun River Energy on their New Mexico property. TPA believes the area to have high potential for multiple objectives."



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Thomasson Partner Associates' primary focus is on high-impact  projects with the potential to discover truly significant reserves. Their record proves TPA's ability to provide a vehicle for a client to establish itself as a major player in the energy industry.

Website: www.tpaexpl.com

About Sun River Energy, Inc.

Sun River Energy, Inc., an independent energy company, which engages in the exploration of oil and gas properties in North America.

Website: www.sunriverenergy.com

Safe Harbor
This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; inability to earn revenue or profits; fluctuation of international currency rates; dependence on key individuals; dependence on outside parties for sales, customer support, and/or customer retention; inability to obtain or protect intellectual property rights; inability to reach or execute mutually agreeable business plans; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; litigation; limited operating history and risks inherent in the company's markets and business; and other factors discussed in Sun River Energy's most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC . Investors are advised to read the Annual Report, quarterly reports and current reports on Form 8-K filed after the most recent annual or quarterly report. The forward-looking statements in this press release represent the company's current views as of the dates of individual pages, and the company disclaims any obligation to update these forward-looking statements.